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                                   EXHIBIT 12

                        GREYHOUND FINANCIAL CORPORATION
            Computation of Ratio of Income to Combined Fixed Charges
                         and Preferred Stock Dividends
                             (Dollars in Thousands)


                                         Six Months Ended
                                             June 30,                       Year Ended December 31,
                                         ----------------               -------------------------------
                                         1994        1993               1993         1992          1991
                                         ----------------               -------------------------------
 Net income (loss) before
   income taxes                        $ 49,221      $29,506          $ 64,123     $ 50,593      $ (37,014)

 Add leveraged lease
  adjustment                                425          707             1,505        1,059          1,758
 Add fixed charges:
    Interest expense                     87,510       61,991           126,152      136,107        157,560
    One-third of rentals                    933          700             1,387        1,498          1,148
                                       --------      -------          --------     --------      ---------
       Total fixed charges               88,443       62,691           127,539      137,605        158,708
                                       --------      -------          --------     --------      ---------
 Net income as adjusted                 138,089       92,904           193,167      189,257        123,452
                                       --------      -------          -------      --------      ---------

 Ratio of income to fixed
  charges                                  1.56         1.48              1.51         1.38          ---
                                       ========      =======          ========     ========      =========

 Preferred stock dividends on
  a pre-tax basis                           930        1,815             3,682        2,826
      Total combined fixed
       charges and preferred
       stock dividends                   89,373       64,506           131,221      140,431        158,708
                                       --------      -------          --------     --------      ---------
 Ratio of income to combined
 fixed charges and preferred
   stock dividends                         1.55         1.44              1.47         1.35         ---
                                       ========      =======          ========     ========      =========





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